USA Mobility, Inc. Investor Conference Call

April 30, 2009

10:00 a.m. Eastern Time

Operating Results for the 1st Quarter Ended March 31, 2009

Operator: Good morning and welcome to USA Mobility’s First Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our first quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2008 Form 10-K and our first quarter Form 10-Q, which we expect to file on or before May 11th, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Let me begin by highlighting what we believe was an extraordinarily successful first quarter for USA Mobility. Despite a very challenging economy and the continued migration of customers to alternative wireless services, we have continued to operate at a high level of financial performance through a period of declining demand. Tom will discuss our financial results in more detail in a few minutes, but I want to point out just a few of the key accomplishments we achieved in the first quarter.

1.	We continued to experience an acceleration of our subscriber erosion in the first quarter. Based on an internal analysis, however, we strongly believe the increase in our subscriber cancellations over the past several months is largely the result of the country’s rising unemployment rate and weak economy. At the same time, there were several bright spots in our subscriber trends as total gross placements increased slightly from the fourth quarter, particularly in our Healthcare and Large Enterprise market segments. We will look to build on those positive trends in coming quarters.

2.	The annual rate of revenue erosion was 15.9 percent in the first quarter, consistent with the rate in the fourth quarter and a slight improvement from the 16.2 percent decline in last year’s third quarter. We attribute these results to the success we’ve had in implementing price adjustments across all segments of our customer base.

3.	We are very pleased with the progress we made in reducing operating expenses in the first quarter. Operating expenses (excluding depreciation, amortization, accretion and goodwill impairment) declined 21.2 percent compared to the year-ago quarter and, as a percentage of revenue, were at their lowest level in more than four years.

4.	As a result of the significant reduction in operating expenses, our EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) for the first quarter increased to 35.9 percent of revenue, the highest EBITDA margin in USA Mobility’s history.

5.	One of the keys to our cost reductions in the quarter was the substantial progress made in reducing the operating cost of our paging network by continuing our efforts to rationalize redundant network capacity and consolidate subscribers to our much larger “Go To” networks. Expense reduction included further deconstruction of transmitters and the elimination of related network costs, and, most notably, cost savings that resulted from significantly lower site rents, which decreased 24.1 percent from the fourth quarter.

6.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the first quarter to return capital to stockholders in the form of cash distributions and stock repurchases. We produced $27.3 million in cash from operations in the quarter, and we paid a regular quarterly cash distribution of $0.25 per share and a special cash distribution of $1.00 per share on March 31, 2009. Together, these distributions represented a return of capital to our stockholders of approximately $28.5 million. Including the first quarter distributions, we have now returned $305.4 million to stockholders over the past four years. In addition, our Board of Directors yesterday declared a regular quarterly cash distribution of $0.25 per share. The distribution will be paid on June 18, 2009, to stockholders of record on May 20, 2009. This distribution will be paid as a return of capital.

7.	We also continued to buy back shares of the Company’s common stock during the first quarter under the stock repurchase program we commenced last August. As of March 31, the Company had purchased a total of approximately 4.6 million shares for $40.8 million, at an average price of $8.78 per share, and had approximately $22.3 million available for additional purchases under the currently approved plan, which extends through the end of 2009.

Overall, we are pleased with our results for the first quarter. As we move forward, however, we realize we continue to face additional economic uncertainty and industry challenges. In fact, it’s unlikely we will be able to sustain high cash flow margins and expense reduction rates indefinitely as subscriber and revenue trends continue to decline over time. Still, I want to assure you that we are continuing to confront these challenges day-in and day-out and we are consistently acting in the best interest of our stockholders.

At this point I’ll ask Tom Schilling, COO and CFO, to review our first quarter and financial results and provide additional comments on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

Before I review our operating and financial results, I wanted to let you know that we expect to file our first quarter Form 10-Q on or before May 11th. I encourage you to read the 10-Q, as it offers more information on our business than we will be able to cover on this call.

As Vince mentioned, overall we are very pleased with our first quarter results, which were largely in line with expectations. Our continued reductions in operating expenses, combined with an increase in average revenue per unit (or ARPU), contributed to strong cash flows and a record high EBITDA margin in the quarter.

The one area of disappointment was the accelerating rate of subscriber losses in the quarter. Clearly, subscriber cancellations continue to be impacted by the weak economy and rising unemployment rates nationwide. For the same reasons, the pace of quarterly revenue erosion also ticked-up during the first quarter, although the impact was partially offset by higher ARPU. Unfortunately, the consensus among economic forecasts is that unemployment will continue to increase through the end of 2009; therefore, we are bracing for both subscriber and revenue trends to reflect economic trends over the next few quarters. As such, we will continue our vigilance in reducing our cost structure.

With respect to the subscriber base, we ended the quarter with 2,607,000 subscribers, a net decrease of 208,000 units during the quarter, compared to a decline of 187,000 units in the fourth quarter of 2008. Our annual rate of net unit loss increased to 21.8 percent, compared to 19.2 percent in the fourth quarter and 14.8 percent in the year-earlier quarter.

Healthcare continues to be our most stable market segment with the highest rate of gross placements at 3.7 percent, and the lowest rate of net unit loss at 3.1 percent, a slight improvement from 3.4 percent in the prior quarter. Overall, Healthcare contributed 61.4 percent of all gross placements in our direct channel during the quarter.

Government and Large Enterprise market segments, however, continued to experience higher rates of net unit loss (8.2 percent and 10.9 percent, respectively) as public and private sector job losses continued to impact subscriber cancellations during the quarter.

At March 31st, Healthcare represented 44.9 percent of our subscriber base, compared to 38.3 percent a year ago, while Government ended the quarter at 17.2 percent of our subscriber base and Large Enterprise at 12.0 percent. Together, the three core market segments comprised 74.1 percent of our customer base, compared to 69.3 percent a year ago.

Total Paging ARPU was $8.86 in the first quarter, compared to $8.71 in the fourth quarter and $8.49 in the first quarter of 2008. Higher Paging ARPU in the quarter was largely the result of price increases we implemented in the indirect channel. We will continue to look for areas within our customer base where price adjustments can be made to better reflect the value of our products and services.

First quarter Paging Revenue was $72.0 million, compared to $76.0 million in the fourth quarter, a 5.2 percent decline. The annual rate of decline was 17.0 percent in the quarter, compared to 16.6 percent in the first quarter of 2008.

Product Sales declined 10.1 percent to $5.3 million in the first quarter, due mostly to lower lost pager revenue. However, Cellular phone sales and Other Revenue were essentially flat versus the prior quarter. In fact, cellular activations increased slightly from the fourth quarter.

Total Revenue for the first quarter was $79.7 million, compared to $84.3 million in the fourth quarter and $94.8 million in the first quarter of 2008. Revenue declined 15.9 percent on an annual basis in the first quarter compared to the same rate in the fourth quarter and 15.0 percent in the year-ago quarter.

Turning to Operating Expenses, we again made excellent progress in the first quarter, continuing to cut expenses faster than the rate of revenue erosion. Total Operating Expenses (excluding depreciation, amortization, accretion and goodwill impairment) were $51.1 million, a reduction of $13.8 million, or 21.2 percent from the first quarter of 2008.

Payroll expense, which is the Company’s largest expense item, decreased 9.8 percent in the first quarter to $20.1 million from $22.3 million in the first quarter of 2008, although payroll expense rose slightly from the fourth quarter due to the one-time payment of the 2006 Long Term Incentive Plan discretionary award.

Headcount at March 31st was 786, a reduction of 3.1 percent from the beginning of the year and down 18.8 percent from 968 a year earlier. We have in the past and will continue in the future to adjust staffing levels to best meet current and anticipated business needs and customer requirements.

We made significant progress in reducing our site rent expense in the first quarter. For the quarter, site rent declined to $11.2 million, a 24.1 percent reduction from $14.8 million in the fourth quarter, and a 36.9 percent reduction from $17.8 million in the year-ago quarter. We have made excellent progress over the past several months in deconstructing sites, renegotiating site leases, and moving to less expensive sites. While there is still much work ahead in rationalizing our networks, we are very pleased at the progress we’ve made so far and expect to see further reductions in site rent throughout 2009.

EBITDA for the first quarter was $28.6 million, compared to $29.8 million in the fourth quarter and $29.9 million in the first quarter of 2008. EBITDA margin increased to 35.9 percent in the first quarter, the highest level in our nearly 5-year history, compared to 35.4 percent in the fourth quarter and 31.6 percent in the year-earlier quarter. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses were $6.1 million in the first quarter, compared to $4.2 million in the fourth quarter and $4.0 million in the first quarter of 2008. The increase was due principally to the timing of pager device purchases.

Net Income for the first quarter was $10.0 million, or $0.43 per fully diluted share, compared to a net loss of $177.8 million, or $6.48 per fully diluted share, for the first quarter of 2008. As you know, the net loss a year ago was a result of a $188.2 million non-cash expense for goodwill impairment. Absent the goodwill write-down, Net Income in the first quarter of 2008 would have been $10.4 million, or $0.38 per fully diluted share.

On April 15th, the Internal Revenue Service notified us that our 2005 and 2006 federal income tax returns had been accepted as filed. All of the previously disclosed IRS audits are now closed. As a result of these closed audits, we anticipate adjusting our long-term liability for uncertain tax positions in the second quarter of 2009. We expect that the adjustment will result in a material reduction of the liability and income tax expense of approximately $37.0 million.

With respect to our financial expectations for full-year 2009, we’re maintaining the financial guidance we provided on March 3rd. To repeat that earlier guidance, we expect Revenues for 2009 to range from $285 million to $295 million, Operating Expenses (excluding depreciation, amortization and accretion) to be between $198 million and $203 million, and Capital Expenses to range between $19 million and $21 million. I would remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

_ _ _ _ _ _ _ _ _ _ _ _ _ _

Mr. Kelly: Thanks, Tom.

Before we take your questions, I wanted to briefly address a few other items that may be of interest to investors:

•	First, I’d like to discuss some important progress we’ve made in our sales and marketing area during the first quarter, especially in our Healthcare market segment, as well as comment on our recently launched two-way pager, the ST902.

•	Second, I’ll update you on where we stand on the Federal Communications Commission’s (FCC) Back-Up Power Order.

•	And, finally, I’ll comment on our upcoming Annual Meeting of Stockholders.

Looking at our sales and marketing activities during the first quarter, we began the year with a renewed focus on our core market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 82 percent of our direct subscriber base at the end of the first quarter, up slightly from the prior quarter, and accounted for 75.7 percent of our direct paging revenue compared to 71.1 percent in the first quarter of 2008.

Last quarter, I updated you on our plan to reorganize the Company’s sales and marketing operations. Our goal was to make adjustments in the face of continued subscriber erosion while improving sales efficiency and maintaining our base of larger accounts. Although any reorganization carries the risk of disruptions — both internally and externally — I’m pleased to report that this effort went smoothly and has already produced positive results.

Having put new field sales leadership in place — in the form of two sales directors for our direct business — and reduced the number of district sales managers, we achieved our sales target for gross unit additions in each month of the first quarter. This was a major accomplishment considering the fact that we ramped up our new organizational structure during one of the weakest economic periods in recent memory. Credit for this successful reorganization goes to our entire sales and marketing staff, under the leadership of our executive vice president of sales and marketing, Jim Boso. Through their combined efforts, we not only improved our selling performance, but we saved approximately $2 million in quarterly operating expenses.

Beyond new leadership, another important part of the reorganization was the creation of Key Account Management groups, or KAMs. Their role is to maintain our largest and most important customers by providing daily support in a more personalized way than a traditional call center. Let me explain: Unlike a call center, each KAM is assigned a number of customer accounts. So, rather than customer calls being routed to the next available agent, these customers call the same person for all their needs. Much like a local sales representative, the KAM is an expert on the needs of his or her accounts, and KAM customers benefit from dealing routinely with one person they know and trust.

Centrally located at our Plano, Texas facility, the KAM group increased to 18 managers in the first quarter and we expect it to expand further during 2009. As a group, they are now responsible for the ongoing support of nearly 500 of our most important accounts. In addition, they also carry specific sales responsibilities by handling inbound sales calls and conducting outbound prospecting calls. We are pleased with the performance of this group during its first full quarter and expect they will continue to expand their account list. In doing so, they will move more support activities away from our field sales representatives and allow them to focus more time on generating new revenue.

As we have pointed out for some time, we have seen a steady increase in the importance of the healthcare industry — and hospitals in particular — to our overall operating performance. Healthcare not only has the lowest churn of all customer segments, it also offers the most potential for generating new unit additions and future growth. In fact, just as hospitals are important to us, we believe our services are equally important to the hospital sector. Indeed, hospitals continue to benefit from the reliability of paging for their most critical messaging needs. Today, USA Mobility’s networks carry the lion’s share of that messaging, providing paging service to 40 percent of all U.S. hospitals and 63 percent of major hospitals — those with 200 beds or more.

Looking ahead, we believe we are well positioned to increase our share of the Healthcare market segment. Unlike some of our competitors, we are a financially sound company with knowledgeable and experienced employees. As such, Healthcare decision-makers can be confident that we will consistently provide them with high-quality service and network support; plus, we have the capacity to sustain that high-level of service well into the future.

In addition, during the first quarter we initiated a program to increase our share of the overall hospital paging business by focusing on our highest rated opportunities. I can’t share specific details for competitive purposes, but suffice it to say we are pulling out all the stops in this effort. In fact, I’m pleased to say we are already showing results from this new initiative. In the first quarter alone, we closed 18 new hospital accounts.

I’d like to briefly describe our experience in winning one of those new accounts:

In March, we were delighted to add a major Chicago area medical center to our list of large hospital customers. The medical center is part of the largest healthcare network in Greater Chicago with over 11 hospitals and numerous clinics. As with most large hospitals, whether a customer or not, we try to maintain contact with decision makers. In this instance, it was our suite of sophisticated ancillary services for paging that formed the foundation for in-depth discussions; we also learned the hospital was not satisfied with its existing provider. Over the next several months, our sales team in the Chicago area worked extremely hard to demonstrate our capabilities and superiority in the areas of network support, inventory management and quality control, as well as our commitment to this account at an executive level. This high level of effort, combined with our organization’s skills and resources, eventually allowed us to win their business, including the addition of more than 3,000 new units in service. We believe this kind of concentrated and sustained sales effort, along with an in-depth knowledge of the industry’s communications needs, will lead to additional Healthcare accounts in coming quarters.

Needless to say, we expect the weak economy will continue to be a substantial hurdle for our sales team over the near-term as prospective customers – both inside and outside of Healthcare — pursue their own expense control programs. Clearly, economic conditions and growing unemployment levels have forced many of our customers to reduce the number of paging units they maintain on a monthly basis. Accordingly, we make every effort to work with customers to help them manage those costs. However, as other paging carriers struggle to maintain their customer bases during these difficult economic times, we have found that they are only too willing to use price reductions as their primary defensive weapon. We don’t believe this is a workable short-term solution for either party; rather, we see it as a sign of weakness that only makes us more confident in our ability to attract new hospitals and other business accounts over the long-term.

We also attended the Healthcare industry’s major annual trade show earlier this month. Known as HIMSS, or the Healthcare Information and Management Systems Society, this again was a great opportunity for our sales and marketing team to connect with numerous Healthcare IT decision makers under one roof. While overall attendance was down from last year due to economic conditions, this was still a very productive event for us. We were able to meet with a significant number of hospitals to advance the status of our relationships. We have taken a very innovative approach with our presence at this large show over the past two years and it has been time very well spent.

Additionally, we launched a new two-way paging unit to the market at the end of the first quarter. Called the ST902, the new device uses a disposable battery. It is the first of its kind in the paging industry, and was the culmination of more than two years of dedicated effort and a sizeable investment in resources.

In our industry, paging units can be refurbished and re-deployed to customers for many years. As a result, there has been little need for newly engineered devices. However, in working with our customers, we saw a need for a new two-way pager that was powered by a common, disposable AA battery. This is actually a very important requirement for many of our core customers who cannot depend on rechargeable battery power. For example, hospitals often use their pagers around the clock, passing them from one shift to the next, and don’t want to take a pager out of service to be plugged in and recharged. In addition, many first responders require a wireless communications device for emergency situations that they can pick up and take into the field where working plug-in electrical outlets may not be available. We saw evidence of this during Hurricane Katrina in 2005 and more recently with Hurricane Ike last year.

I’m pleased to note that USA Mobility worked with our vendor and funded the development of this exciting new two-way device. As such we have permanent exclusivity from our vendor on this new two-way pager. To our knowledge this is the first time in many years that our industry has invested in product development and brought a new device to market. We plan to aggressively sell and market the device to our core markets this year, as well as re-emphasize the many benefits of two-way messaging. I believe this new offering also sends a powerful message to organizations that today rely on paging networks to carry their critical messages. It demonstrates our commitment to serve the needs of our customers, as well as our willingness and capability to invest in the long-term delivery of paging services.

With respect to final court action on the FCC’s Back-Up Power Order, there still has been no formal action taken to vacate the Order by the U.S. Court of Appeals for the DC Circuit. However, we believe the Court’s dismissal of the case remains a formality and, while we would have expected the Court to have acted by now, the delay most likely reflects the Court’s crowded docket and the lack of urgency surrounding the matter since it has become moot.

In short, we still expect the Court to dismiss the case in due course and for the FCC — under its new chairman, once that individual has been appointed and confirmed — to possibly consider a renewed inquiry regarding back-up power for certain wireless carriers. If such a proceeding were initiated, it most likely would not occur until later this year or next year at the earliest, as we’ve noted previously. Moreover, we would hope that any new proposals involving back-up power requirements would exclude paging carriers given the singular strength of our networks, which we spelled out in great detail in last year’s Court appeal.

Finally, with regard to our Annual Meeting of Stockholders, the meeting will be held on May 20th, 2009 at 9:00 a.m. Eastern Time here in Alexandria, Virginia. Given the limited number of items on the agenda, however, I expect the meeting — including management’s remarks — will be fairly brief. Nonetheless, all stockholders are welcome to attend, of course, and we will be happy to respond to any questions you might have for us at that time.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. The question and answer question session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again that is star 1 to ask a question.

We will now take our first question from Gregory Lundberg with Communications Research.

Gregory Lundberg: Good morning. I was wondering if you could give the ending transmitter accounts and how many of those are on customer-owned sites. Thanks.

Mr. Schilling: Yes, Greg, the total number of transmitters is 8,476 at the end of the quarter and of that 2,257 are on PUAs.

Gregory Lundberg: Perfect, thanks.

Mr. Kelly: PUAs stand for private use agreements. Folks, in general, that means we don’t pay rent on a site that’s on a private use agreement. It’s typically a hospital or a large account and for matters of convenience for signal strength into their facility they’ve allowed us to place a transmitter. Since most of our transmitters are on our go-to networks, that allows us to also use that transmitter to service other customers. So it’s a good way to lower our overall cost of our network. Next question, please.

Operator: We will now move onto John Noell with Barrington.

John Noell: Yes, hi guys.

Mr. Kelly: Hi, John.

John Noell: I was just curious on the site rent it had a pretty nice drop off you know in this quarter. Was that largely – I was wondering if you could give some more color on that? Was that because some of the – a lot of the leases expired at the end of the calendar year?

Mr. Kelly: One of the major reasons, and I don’t have the quantification right here, but one of the major reasons is that we had a large master lease agreement with one of our tower companies that expired and went into the hold over period and that had been an all you can eat agreement that wasn’t being utilized as much as we would have initially envisioned.

So when it went into the hold over period, instead of paying a flat rate, in terms of the take or pay rate, it dropped to a per site rate, and so that was a significant reduction beginning January 1. But also in addition to that, we’ve been aggressive at not just pursuing the private use agreements.

But also in mitigating our overall costs by continuing to select lower cost sites out there that are not on our master lease agreement, so it’s a combination of things, but obviously it bodes you know very well for the future and for the balance of this year.

John Noell: OK, great. Well thanks a lot.

Operator: As a reminder that is star 1 if you would like to ask a question. We will now move onto Nick Deleonardis with Bond Street Capital.

Nick Deleonardis: Yes, just a quick follow up to that question. Given the decrease in the expenses, it would seem like you’re running well below the guidance you gave for the year. Is there – I guess an easier way to ask is there any up-ticking expenses that you would expect for the remainder of the year that we didn’t see in the first quarter?

Mr. Kelly: We’ll let our very conservative Chief Financial Officer, Mr. Schilling answer that question.

Mr. Schilling: Yes, Nick, it’s a good question. Obviously, we still have to reduce expenses from where we are – if you take our run rate – [to achieve our guidance]. As I mentioned, we had a couple of things in the first quarter, the 2006 LTIP, which is a one-time payout but we also had some one-time benefits.

When you adjust the quarter to a run rate perspective, and you just take the run rate expenses for the remainder of the year, we would be you know at about $201 million, which would be close to the high end of our range. We do expect to continue to take costs out, although I will caution based on what Vince just mentioned with site rents...we had a contract event that gave us very substantial savings in the first quarter, which will not be repeating. So we’d expect the expenses to be coming down but at a more level pace through the end of the year.

With all that being said as I indicated in my notes, or in my earlier comments, as we have seen the subscriber churn increase we are taking steps to make sure that we can find ways to reduce costs throughout the year and it may end up that we do come in under our guidance on expenses or below the range of guidance on expenses, and that would be what we’re pursuing right now.

But at this point in time we’re not prepared to provide any additional guidance, but in the second quarter if we have an update we’ll certainly communicate that with everyone.

Nick Deleonardis: Fair enough. And just a quick one other question, the cash number it’s still you know hovering at a pretty good size. Understanding you made the special distribution in the first quarter, I think on the last call if I recall correctly you said we shouldn’t expect anything for the remainder of this year.

Is there kind of a comfort level that you guys would be willing to kind of bracket for what cash you’d like to have on balance sheet just for kind of operational purposes?

Mr. Kelly: That comfort level would be in the $20 million or so range. And I think we said at the end of the first quarter we ended with $65 million and it continues to grow obviously.

Last quarter when we spoke to you guys what we basically said our plan was going forward was that each year at the beginning of the year in the first quarter of that year we would look at special distribution, stock repurchase plans, et cetera and talk about that and then in the other three quarters of the year we just continue to pay our recurring distribution, which technically the Board has to approve every quarter, but so far they have.

We haven’t changed that yet, Nick. That’s still the game plan right now.

Nick Deleonardis: Thanks.

Operator: Once again, that is star 1 if you would like to ask a question. We’ll now move onto Jim Altschul with Aviation Advisory Service.

Jim Altschul: Good morning gentlemen. I noticed in the ARPU chart that you had a significant increase in ARPU from the indirect channels. I’m remembering if I’m reading that correctly. Why was that?

Mr. Schilling: Rate increases that we rolled out at the beginning of 2009, which brought more uniformity to our pricing throughout our wholesale markets.

Jim Altschul: Do you see further increases in that category?

Mr. Schilling: As we said earlier in our prepared remarks, we continue to pursue opportunities for price increases, but this was to bring a lot of smaller resellers in line with our standard wholesale rates. So this was one of a more one-time kind of adjustment to a class of customers and I would not expect that type of magnitude to repeat, but we will continue to pursue rate adjustments where they’re appropriate.

Jim Altschul: Thank you very much.

Operator: As a final reminder that is star 1 if you would like to ask a question. We’ll pause for just a moment.

Mr. Schilling: Operator, we can go ahead and cut if off.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our second quarter results. Thanks again and have a great day!